BOOLE & BABBAGE, INC.

                                  Exhibit 11.1

                 SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE
                      (in thousands, except per share data)


                                                     Years ended September 30,
                                                    ---------------------------
                                                    1996       1995        1994
                                                    ----       ----        ----
PRIMARY
   Weighted average number of common
      shares outstanding during the year            16,571     15,883     15,052
   Incremental common shares attributable
      to exercise of outstanding options
      (assuming proceeds would be used to
      purchase treasury stock)                       1,499      1,442      1,148
                                                   -------    -------    -------
Total shares(a)                                     18,070     17,325     16,200
                                                   =======    =======    =======

Net income                                         $18,040    $13,948    $ 7,946
                                                   =======    =======    =======

Net income per share(a)                            $  1.00    $  0.81    $  0.49
                                                   =======    =======    =======

FULLY DILUTED
   Weighted average number of common
      shares outstanding during the year            16,571     15,883     15,052
   Incremental common shares attributable
      to exercise of outstanding options
      (assuming proceeds would be used to
      purchase treasury stock)                       1,554      1,542      1,343
                                                   -------    -------    -------
Total shares(a)                                     18,125     17,425     16.395
                                                   =======    =======    =======

Net income                                         $18,040    $13,948    $ 7,946
                                                   =======    =======    =======

Net income per share(a)                            $  1.00    $  0.80    $  0.48
                                                   =======    =======    =======


(a) Per share data and number of shares reflect a 3-for-2 split to be effective on December 10, 1996.


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